Registration No. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                           ___________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               __________________

                               WPL Holdings, Inc.
             (Exact name of registrant as specified in its charter)

             Wisconsin                                         39-1380265
    (State or other jurisdiction                            (I.R.S. Employer
   of incorporation or organization)                      Identification No.)

            222 West Washington Avenue
               Madison, Wisconsin                                 53703
     (Address of principal executive offices)                   (Zip Code)


               WPL Holdings, Inc. Long-Term Equity Incentive Plan
                            (Full title of the plan)

          Erroll B. Davis, Jr.                          Copy to:
 President and Chief Executive Officer
           WPL Holdings, Inc.                   Benjamin F. Garmer, III
       222 West Washington Avenue                   Foley & Lardner
       Madison, Wisconsin  53703               777 East Wisconsin Avenue
             (608) 252-3311                    Milwaukee, Wisconsin 53202

 (Name, address and telephone number,               (414) 271-2400
   including area code, of agent for service)
                           __________________________

                         CALCULATION OF REGISTRATION FEE

                                     Proposed       Proposed
      Title of                        Maximum       Maximum
     Securities        Amount         Offering      Aggregate      Amount of
        to be          to be            Price       Offering      Registration
     Registered    Registered(1)     Per Share        Price           Fee

    Common Stock,
     $.01 par
    value, with
    attached         1,000,000     $30.71875 (2)   $30,718,750 (2)   $9,063
    Common Stock     shares and
    Purchase Rights    rights


   (1) Each share of WPL Holdings, Inc. Common Stock issued will have attached thereto one Common Stock Purchase Right.

   (2) Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for WPL Holdings, Inc. Common Stock on the New York Stock Exchange Composite Tape on December 2, 1997. The value attributable to the Common Stock Purchase Rights is reflected in the price of the Common Stock.

                        _________________________________

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

             The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

   Item 3.   Incorporation of Documents by Reference.

             The following documents filed by WPL Holdings, Inc. (the "Company") with the Commission are hereby incorporated herein by reference:

             1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed on March 19, 1997.

             2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997, filed on May 15, August 13 and November 14, 1997, respectively.

             3.  The description of the Company's Common Stock contained in
   Item 4 of the Company's Registration Statement on Form 8-B, dated April 1, 1988, including any amendment or report filed for the purpose of updating such description.

             4. The description of the Company's Common Stock Purchase Rights contained in Item 1 of the Company's Registration Statement on Form 8-A, dated February 27, 1989, including any amendment or report filed for the purpose of updating such description.

             All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

   Item 4.   Description of Securities.

             Not applicable.

   Item 5.   Interests of Named Experts and Counsel.

             Not applicable.

   Item 6.   Indemnification of Directors and Officers.

             Pursuant to the Wisconsin Business Corporation Law and the Company's By-laws, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareowners in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should be noted that the Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareowners or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

             The indemnification provided by the Wisconsin Business Corporation Law and the Company's By-laws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

             The Company maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

   Item 7.   Exemption from Registration Claimed.

             Not Applicable.

   Item 8.   Exhibits.

             The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:


    Exhibit No.                         Exhibit


    (4.1)              WPL Holdings, Inc. Long-Term Equity
                       Incentive Plan (incorporated by reference to Exhibit 4.1 in WPL Holdings, Inc.'s
                       Quarterly Report on Form 10-Q for the
                       quarter ended June 30, 1994)

    (4.2)              Form of agreement for use under the WPL
                       Holdings, Inc. Long-Term Equity Incentive
                       Plan

    (4.3) Rights Agreement, dated as of February 22, 1989, between WPL Holdings, Inc. and Morgan Shareholder Services Trust Company (incorporated by reference to Exhibit 4 to WPL Holdings, Inc.'s Current Report on Form 8-K, dated as of February 27, 1989)

    (5)                Opinion of Foley & Lardner

    (23.1)             Consent of Arthur Andersen LLP

    (23.2)             Consent of Foley & Lardner (contained in
                       Exhibit (5) hereto)

    (24)               Powers of Attorney

   Item 9.   Undertakings.

             (a)  The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
   Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on December 3, 1997.

                                      WPL HOLDINGS, INC.


                                      By:  /s/ Erroll B. Davis, Jr.
                                           Erroll B. Davis, Jr.
                                           President and Chief Executive
                                           Officer



             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signatures                           Title              Date



    /s/ Erroll B. Davis, Jr.          President, Chief      December 3, 1997
    Erroll B. Davis, Jr.              Executive Officer
                                      and Director
                                      (Principal Executive
                                      Officer)

    /s/ Edward M. Gleason             Vice President,       December 3, 1997
    Edward M. Gleason                 Treasurer and
                                      Corporate Secretary
                                      (Principal Financial
                                      and Accounting
                                      Officer)


    L. David Carley*                        Director        December 3, 1997




    Rockne G. Flowers*                      Director        December 3, 1997



    Donald R. Haldeman*                     Director        December 3, 1997



    Katharine C. Lyall*                     Director        December 3, 1997



    Arnold M. Nemirow*                      Director        December 3, 1997



    Milton E. Neshek*                       Director        December 3, 1997



    Henry C. Prange*                        Director        December 3, 1997



    Judith D. Pyle*                         Director        December 3, 1997



    Carol T. Toussaint*                     Director        December 3, 1997



    *By:/s/ Erroll B. Davis, Jr.
         Erroll B. Davis, Jr.
         Attorney-in-Fact

                                  EXHIBIT INDEX

               WPL Holdings, Inc. Long-Term Equity Incentive Plan


    Exhibit No.                              Exhibit

    (4.1) WPL Holdings, Inc. Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 4.1 in WPL Holdings, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1994)

    (4.2)            Form of agreement for use under the WPL Holdings, Inc.
                     Long-Term Equity Incentive Plan

    (4.3) Rights Agreement, dated as of February 22, 1989, between WPL Holdings, Inc. and Morgan Shareholder Services Trust Company (incorporated by reference to
                     Exhibit 4 to WPL Holdings, Inc.'s Current Report on Form 8-K, dated as of February 27, 1989)

    (5)              Opinion of Foley & Lardner

    (23.1)           Consent of Arthur Andersen LLP

    (23.2) Consent of Foley & Lardner (contained in Exhibit (5) hereto)

    (24)             Powers of Attorney